Exhibit 10.7

CONFIDENTIAL MATERIAL OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
DOUBLE ASTERISKS DENOTE SUCH OMISSIONS.

DEFINITIVE AGREEMENT

This Definitive Agreement (the “Agreement”) is made as of the 12th day of May, 2010 (the “Effective Date”) by and between The Leukemia and Lymphoma Society, a New York nonprofit corporation with its principal place of business at 1311 Mamaroneck Avenue, White Plains, New York 10605, United States of America (“LLS”) and Onconova Therapeutics, Inc., a Delaware corporation with its principal place of business at 375 Pheasant Run, Newtown, PA 18940 (“Company”).  LLS and Company are sometimes hereinafter referred to individually as the “Party” and together as the “Parties”.

WHEREAS, LLS is a national voluntary health agency which, among other activities encourages and sponsors research relating to leukemia, lymphoma, Hodgkin’s disease and myeloma and to increase understanding and public awareness of the disease by, among other means, making grants and business alliances to support research and education efforts to the public about blood cancers.  To further this mission, LLS provides research funding to entities that can demonstrate through LLS’s review process that their proposed research project holds scientific promise to advance LLS’s effort to find treatments and cures for blood cancers and its complications.

WHEREAS, Company is in the business of developing and commercializing pharmaceutical products and/or biotechnology products and has submitted a project proposal and funding request to LLS dated February 5, 2010 to conduct a human clinical trial, which proposal is entitled “Approval Track Clinical Trial of ON 01910.Na in High Risk Myelodysplastic Syndromes (MDS) Patients Refractory to Hypomethylating Agents, an Unmet Medical Need” attached hereto as Exhibit A (the “Company Proposal”), and the Company Proposal has been conditionally approved by LLS through its Therapy Acceleration Program Committee as described in the Letter of Intent dated March 15, 2010 included as Exhibit B.

WHEREAS, nothing in this Agreement shall restrict LLS from funding other research and development efforts, including without limitation efforts by other researchers, companies or entities that fall within the scope of the Research Program.

NOW, THEREFORE, in consideration of the mutual premises herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows.

1.                                      Certain Definitions.

1.1.                            “Agreement” has the meaning set forth in the introductory paragraph hereof.

1.2.                            “Claims” has the meaning set forth in Section 16.1.

1.3.                            “Company” has the meaning set forth in the introductory paragraph hereof.

1.4.                            “Company Proposal” has the meaning set forth in the recitals hereof.

1.5.                            “Company Sale” has the meaning set forth in Section 10.1(c).

1.6.                            “Confidential Information” means any scientific, technical, trade or business information possessed, obtained by, developed for or given to the other Party which is treated by the disclosing Party as confidential or proprietary including, without limitation, Proprietary Material, Research Results, research materials and developments, formulations, techniques, methodology, assay systems, formulae, procedures, tests, equipment, data, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of either Party, and any other confidential information about or belonging to either Party’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others.  All information of a confidential or proprietary nature supplied in written, electronic, oral or visual form pursuant to this Agreement shall be considered as being Confidential Information.

1.7.                            “Deliverables” means any and all items prepared or required to be delivered in accordance with Exhibit C.

1.8.                            “Development Exceptions” has the meaning set forth in Section 5.2.

1.9.                            “Effective Date” has the meaning set forth in the introductory paragraph hereof.

1.10.                     “FDA” means the United States Food and Drug Administration or its successor.

1.11.                     “Field” means Myelodysplastic Syndromes (“MDS”), a collection of disorders in which bone marrow function is disrupted, commonly resulting in decreased numbers of red blood cells, white blood cells and/or platelets.  In more advanced cases of MDS, malignant blast cells dominate the marrow and further inhibit normal marrow function, often giving rise to Acute Myelogenous Leukemia (“AML”).

1.12.                     “First Commercial Sale” means the first sale to a third party for end use of the Product in the Field after receipt of the requisite regulatory approvals.  Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.13.                     “Force Majeure” means in relation to either Party, conditions beyond the reasonable control of the Parties, including without limitation, an act of God or terrorism, compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, or destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

1.14.                     “Funding” has the meaning set forth in Section 2.1.

1.15.                     “Indemnitee” has the meaning set forth in Section 16.1.

1.16.                     “Intellectual Property Rights” means any and all intellectual and proprietary rights throughout the world, whether or not registered, including without limitation rights in and to discoveries, concepts, ideas, Proprietary Material, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know-how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), including Patents, utility models, and registered and unregistered designs, including mask works, copyrights, trade secrets, design history, manufacturing documentation, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications and registrations with respect thereto.

1.17.                     “LLS” has the meaning set forth in the introductory paragraph hereof.

1.18.                     “Major European Country” means **.

1.19.                     “Major Market” means each of the **.

1.20.                     “Milestones” means achievement of an agreed upon technical, business or regulatory milestone pertaining to the Deliverables and Milestones as outlined in Exhibit C and herein referred collectively as the achievement of Milestones.

1.21.                     “MTA” has the meaning set forth in Section 8.2.

1.22.                     “NDA” means a new drug application filed with the FDA or an equivalent application to the equivalent agency in any other country or group of countries wherein approval of such new drug application by the regulatory authority shall permit marketing of Product in such country.

1.23.                     “Net Sales” means the gross amount invoiced on sales or other dispositions of the Product in the Field (to the extent such Field can be determined) by Company (or its successor) and its affiliates and licensees to non-affiliate third party customers, less customary deductions as determined in accordance with Generally Accepted Accounting Principles (“GAAP”) and as generally and consistently applied throughout Company’s (or its successor’s) organization, limited to the following (collectively, “Net Sales Deductions”): (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents, price reduction or incentive programs, retroactive price adjustments with respect to sales of such Product, charge-back payments, and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including wholesalers and chain and pharmacy buying groups, to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, (or its successor) or it affiliates; any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Product which is paid by or on behalf of Company (or its successor) or its affiliates or licensees, including value-added taxes, or other governmental charges otherwise measured by the billing amount, but specifically excluding taxes based on net income of the selling party; and (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

Should Product be in a combination package containing other therapeutically active materials than Product, “Net Sales”, for the purpose of determining payments due to LLS on the Product within that combination package (a “Combination Product”), shall be calculated by **, during the payment period in question, of the other therapeutically active materials sold separately, less the Net Sales Deductions.

If, on a country-by-country basis, either the Product or the other therapeutically active materials of the Combination Product are not sold separately in finished form in such country, Net Sales of the Combination Product shall be determined by the Parties in good faith based on the relative fair market value for the Product and each therapeutically active material in finished form, as applicable.

For sake of clarity and avoidance of doubt, the transfer of Product by Company or one of its affiliates or licensees to another affiliate or licensee of such selling party for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such affiliate or licensee to an independent third party, less the Net Sales Deductions allowed under this Section. Notwithstanding the foregoing, sales of Product by Company or an affiliate or licensee to a bona fide third party distributor in an arms length transaction shall be considered a sale to a third party customer and Net Sales shall be determined based on all amounts invoiced or otherwise billed to, or other consideration paid by, the distributor, less the Net Sales Deductions allowed under this Section.  Any Products used (but not sold for more than nominal consideration) for test marketing, sampling and promotional uses or compassionate or similar use or used (but not sold for more than nominal consideration) for clinical or other research purposes shall not be considered in determining Net Sales hereunder.

1.24.                     “Party” and “Parties” have the meaning set forth in the introductory paragraph hereof.

1.25.                     “Potential Partner” has the meaning set forth in Section 7.2(b).

1.26.                     “Product” means Company’s proprietary compound identified as ON 01910.Na, including any metabolites, prodrugs, free forms, salts, solvates, hydrates, anhydrous forms, optical isomers and polymorphs thereof, in any and all dosage formulations and combinations in which the active pharmaceutical ingredient is present.

1.27.                     “Product Outlicense” has the meaning set forth in Section 10.1(a).

1.28.                     “Progress Report” has the meaning set forth in Section 4.1(a).

1.29.                     “Project Inventions” means any and all new discoveries, concepts, ideas, Proprietary Material, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know-how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws and whether or not patentable or reduced to practice), know-how, materials, methods, models, procedures, processes, schematics, specifications, techniques, tools, and any other forms of technology that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression during the performance of this Agreement, whether solely by one or more employees or consultants of Company, solely by one or more employees or consultants of LLS, or jointly by one or more employees or consultants of Company and one or more employees or consultants of LLS, in each case relating to the Research Program and/or the Product, together with all related Intellectual Property Rights.

1.30.                     “Proprietary Material” means any and all (i) molecules and/or reagents owned by, licensed to or otherwise proprietary to Company, and (ii) derivatives, modifications, improvements, fragments, metabolites, analogs or homologs thereof, which could not have been discovered or made but for the use of Proprietary Materials.

1.31.                     “Research Program” means (a) the clinical development activities based on the Company Proposal, as may be modified by Company from time to time due to clinical trial requirements, FDA requirements, other regulatory requirements or as otherwise set forth in this Agreement, unless directed by the FDA or other regulatory body, modifications to the clinical trial must be reviewed and approved by LLS due the potential requirement for an Amendment to a Deliverable, Milestone, or Payment, such approval will not be unreasonably withheld and (b) certain other activities requested by LLS, including presentations to donors and other interested parties, which have been mutually agreed to by the Parties, and which shall be conducted by Company and funded in part by LLS pursuant to this Agreement and which includes the Milestones and Deliverables attached hereto and made a part hereof as Exhibit C.

1.32.                     “Research Results” means all data sets, data analyses, reports detailing all optimized conditions and procedures, test results, laboratory notes, techniques, know-how, and any other results that are obtained in the performance of the Research Program. Company retains sole ownership of all Research Results.

1.33.                     “Research Advisory Committee” means an advisory group consisting of equal representation from LLS and Company as further described in Section 3.

1.34.                     “** Report” has the meaning set forth in Section 4.1.

1.35.                     “Term” shall have the meaning set forth in Section 15.1.

1.36.                     “Transferee” has the meaning set forth in Section 8.2.

2.                                      Research Program and Funding.

2.1.                            The Funding and its Distribution.  LLS agrees to provide funds (the “Funding”) to Company to partially fund the Research Program in the amounts and according to the timeline with specific Deliverables and Milestones as described in Exhibit C.  The sum total of the Funding shall not exceed US$10,000,000, and shall be paid in accordance with the amounts and achievement of Milestones set forth in Exhibit C.  The Deliverables and the Milestone payments set forth in Exhibit C may be revised only by written agreement of the Parties from time to time, as determined in the reasonable discretion of LLS provided that the total amount of the Funding requested by Company to conduct the Research Program shall not be increased and the timely payment of each of these amounts is subject to the availability of funds from LLS.  If any delay in payment interferes with Company’s ability to continue the Research Program or meet a Milestone in a timely manner, Company may terminate this Agreement pursuant to Section 15.4.

2.2.                            Use of Funding.  Funding shall be used exclusively for the payment or reimbursement of the costs and expenses for clinical development activities as outlined in the Company Proposal budget, of the Research Program by Company as specified in and in accordance with and subject to the terms and conditions contained in this Agreement or otherwise mutually agreed to by both Parties. Should Funding exceed the costs and expenses incurred or committed by Company for the Research Program, upon completion of the Research Program the Parties agree to discuss the use of excess Funding for other Company programs in the Field or which may fall within the mandate of LLS during the meeting referenced in Section 7.1, provided, that in the event the Parties do not come to mutually agreeable terms for a new agreement during such meeting, and if such agreement is not documented through a written agreement signed and delivered on behalf of the Parties within ** days thereafter, then excess Funding (after taking into account all committed but not paid or accrued expenditures) shall be returned to LLS within ** days of the expiration or termination of this Agreement.

2.3.                            Costs - Permissible and Impermissible.  Company hereby agrees to limit the expenditure of Funding as set forth in this Section 2.3.

2.3.1.                  Permissible Costs. Company and LLS have agreed that Funding shall be used as per the budget described in Exhibit A and made part of this Agreement.  Should additional expenditures not contemplated by the budget and directly related to the performance of the Research Program be required, the Parties agree to collaborate to determine in good faith if these expenditures shall be considered permissible costs.

2.3.2.                  Impermissible Costs.  Company and LLS will collaborate to identify in good faith impermissible costs.  Without limitation of the foregoing, the following costs will be impermissible costs, except as the Parties otherwise agree in writing, (a) capital costs, including but not limited to, purchase of land, buildings, construction and equipment; and (b) other costs mutually agreed in writing by the Parties as impermissible.

2.4.                            Donor Designated Funds.  Where Funding is, in part or whole, provided by a donor to LLS who requests that the donated funds be restricted for support of Company, Company agrees as a condition to receiving Funding under this Agreement to participate in promotional/publicity activities (including but not limited to meeting the Board of Trustees of the donor’s affiliated organization, being interviewed for their newsletter, etc.) upon reasonable advance notice and such participation shall not be unreasonably withheld or delayed, provided, however, Company shall have no obligation to publish or disseminate information that contains Company Confidential Information or proprietary know-how or trade secrets or will compromise securing patent protection of Project Inventions or any other Intellectual Property. Company shall acknowledge the support of LLS in all such activities. Notwithstanding the foregoing, Company shall be obligated to participate in no more than ** such promotional/publicity activities per **. Additional meeting requests shall be discussed and mutually agreed upon by both Parties.

2.5.                            Presentations.  As a condition to receiving Funding under this Agreement, Company agrees to work with LLS staff on a Communications Plan for internal and external presentations or meetings by LLS regarding the Research Program, provided, however, Company shall have no obligation to, and LLS shall have no right to, publish or disseminate information that contains Company Confidential Information or proprietary know-how or trade secrets or will compromise securing patent protection of Project Inventions or other Intellectual Property or which impacts patients’ confidential information.  Company representative(s) shall inform LLS of public presentations or meetings planned to be made by Company at least ** days prior to the presentation or meeting.  Company shall acknowledge the support of LLS in all such presentations and those carried on without LLS representation.  Notwithstanding the foregoing, per the Communications Plan, Company shall be obligated to participate in no more ** presentations or meetings by LLS regarding the Research Program per **. For purposes of this Section 2.5, presentations and meetings as part of the Communications Plan are distinct from meetings described in Section 3.2 and scheduled for the Research Advisory Committee as outlined in Exhibit C.  Additional presentation requests of LLS shall be discussed and mutually agreed upon by both Parties.

2.6.                            Funding Audit.  LLS will have the right, during normal business hours and upon at least ** days’ prior written notice, to have a mutually acceptable independent audit firm inspect Company’s records, at LLS’ cost, as they relate to the Funding to verify that Company has complied with Sections 2.2. and 2.3. LLS may exercise such right every **.  The independent audit firm will be required to agree in writing with Company to comply with confidentiality restrictions at least as stringent as those set forth in this Agreement and to provide a non-confidential summary of the results of the audit to both of the Parties. In the event that any such examination shows a misuse of funds in excess of (i) ** for any ** month period, then Company shall pay LLS’ reasonable, out-of-pockets cost of the examination as well as reimburse the full amount equal to the expenditures of Funding spent but not used by Company in accordance with Sections 2.2 and 2.3 plus **.  For a misuse of funds of less than **, Company shall pay the difference within ** days without interest charge. In the event that either Party disputes the independent audit firm’s determination, the dispute shall be resolved pursuant to the provisions of Section 14 of this Agreement.

Company agrees to maintain books and records documenting the expenditure of the Funding in accordance with Generally Accepted Accounting Principles (“GAAP”) as generally and consistently applied throughout Company’s organization and will make these books and records relating to the Funding available to LLS and its representatives for review upon ** days’ prior written notice at the place where such books and records are maintained by Company, upon reasonable request for a period of ** years following expiration or termination of this Agreement. LLS shall have the right, at its cost, to have any financial report or document related to the expenditure of the Funding reviewed by external consultants and may include external consultants in any meeting or teleconference, subject to execution by such external consultants of appropriate confidentiality agreements with Company and mutual agreement by the Parties that there is no conflict of interest by the external consultants.

3.                                      Research Advisory Committee

3.1.                            Research Advisory Committee.  It is agreed that the Parties shall form a Research Advisory Committee for the Research Program.  The Research Advisory Committee shall consist of ** members, ** members to be appointed by each Party.  Each Party may appoint or substitute any of its members serving on the Research Advisory Committee by written notice to the other Party.  ** representative from each Party shall be designated as Team Leader.  LLS shall have the right to appoint ** of its members to be the chairperson of the Research Advisory Committee to oversee the administration of the Research Advisory Committee.  A listing of the initial members of the Research Advisory Committee is included as Exhibit D.

3.2.                            Meetings.  The Research Advisory Committee shall hold meetings (in person or by teleconference) at such times and places as the Team Leaders may mutually agree, provided, meetings shall be held at least every ** months during the Term, and more frequently if mutually agreed by Team Leader.  The ** meeting of the Research Advisory Committee shall be held within ** days of the Effective Date. The content of the meetings will be based on the information provided in the Quarterly Reports described below.  The quorum for Research Advisory Committee meetings shall be ** members, provided there is at least ** member from each Party.  The Research Advisory Committee shall keep minutes of its meetings which shall reflect in reasonable detail all actions recommended or taken.  Such minutes shall not be deemed to amend or waive any provisions of this Agreement.  From time to time, between scheduled meetings the Research Advisory Committee shall consult with Company to confirm that commercially reasonable efforts are ongoing to achieve the Milestones.  LLS shall have the right to invite external parties/consultants to any meeting or teleconference, provided that such external consultants are under confidentiality terms no less stringent than this Agreement, subject to execution by such external parties/consultants of appropriate confidentiality agreement with Company and mutual agreement that there is no conflict of interest by external parties/consultants.

3.3.                            Recommendations.  The Research Advisory Committee shall be an information sharing and advisory body, with recommendations rendered by unanimous vote.  Implementation of any recommendations of the Research Advisory Committee is subject to the prior approval of an authorized officer of LLS and the Chief Executive Officer or Board of Directors of Company.

3.4.                            Responsibilities.  Company and LLS shall be kept informed by the Team Leaders of the Research Advisory Committee of material matters relating to the Research Program, including, but not limited to: (a) the progress of the Research Program, including Research Results, or summaries thereof, deemed relevant by either Team Leader; (b) recommendations regarding modifications or amendments to the Research Program (Exhibit C) from time to time in such manner as may be appropriate based on any interim Research Results, and (c) substantiation regarding the accomplishment of Milestones set forth in Exhibit C.  This reporting responsibility will be a communication that will take place no less than ** times per year in the form of a ** Report as described in Section 4 or as is necessary to inform LLS of a potential material delay in a Deliverable or Milestone listed in Exhibit C.  While Company maintains all control over the Research Program, the Research Advisory Committee may make recommendations, subject to Section 3.3, about forward progress and changes in direction of the Research Program.

4.                                      Reports.

4.1.                            ** Reports.  As the basis for the **Research Advisory Committee Meetings the Company shall submit, ** prior to the scheduled Research Advisory Committee Meeting, a report that contains information related to the achievement of any Milestones and Deliverables described in Exhibit C of this Agreement, which are required for purposes of receiving payments tied to such Deliverables and Milestones.  The ** Report is used for purposes of guiding, the Research Advisory Committee.  The information that should be reported includes and is together herein defined as the ** Report (“** Report”):

(a)                                 a confidential written summary of the status and progress of the Research Program conducted during such period, including a description of Milestones and Deliverables achieved, and a summary of Research Results together with copies of relevant data supporting significant findings; a detailed summary of expenditures for the Research Program, a chart that identifies the number of patients accrued and the number of trial sites contracted and accruing for the Research Program. Such status reporting should indicate the actual accrual numbers compared to projected numbers as outlined in the Research Program to be used for comparison purposes.

The ** Report will provide an opportunity for the Parties to review the progress of the Research Program towards the Milestones and Deliverables and discuss any need for revision of the timeline for Deliverables and Milestones or directions of the Research Program that may be appropriate.  LLS shall have the right to have any ** Report or other data submitted by Company reviewed and validated by external consultants, provided that such external consultants are under confidentiality terms no less stringent than this Agreement, and may include external consultants in any meeting or teleconference, subject to execution by such external consultants of appropriate confidentiality agreements with Company and mutual agreement that there is no conflict of interest by external parties/consultants.  If following the ** review LLS requests a meeting (either in person or via telephone) to discuss the progress and results of the Research Program with Company, Company shall use commercially reasonable efforts to make appropriate representative(s) available for such reasonably requested meetings at mutually convenient times and locations within ** business days of the request.

Financial Reports.  Company shall submit its company Financial Reports to LLS every ** months during the Term, which Company Financial Reports shall be substantially the same reports provided by Company to its investors and can be incorporated in ** of the annual ** Reports.  Furthermore, if, in an effort to raise investment capital, Company issues any document to prospective investors, including but not limited to an offering prospectus or private placement memorandum, during the Term, it shall promptly submit a copy of such document to LLS.  Company shall make its financial representatives available, in person or by phone, to explain and discuss such financial reports or documents, as reasonably requested by LLS. LLS shall have the right to have any financial report or document submitted by Company reviewed by external consultants and may include external consultants in any meeting or teleconference, subject to execution by such external consultants of appropriate confidentiality agreements with

Company and mutual agreement that there is no conflict of interest by external parties/consultants.  For avoidance of doubt, Company shall not be required to provide LLS with any documents or information that are the subject of confidential discussions between Company and any prospective acquirer, licensee or partner of Company.  Notwithstanding the Financial Reports, within ** days of becoming aware of any event that Company believes will materially impair or enhance Company’s ability to conduct the Research Program, the Company shall report such information to LLS.

4.2.                            Upon Expiration or Termination of this Agreement.  Company shall submit, to LLS the following reports which together herein defined as the Final Report:

(a)                                 within ** days of the expiration or termination of this Agreement, a written report summarizing the status and progress of the Research Program conducted since the Effective Date of the Agreement, including a description of Milestones and Deliverables achieved, and a summary of significant Research Results together with copies of relevant data (not previously submitted) supporting significant findings, and

(b)                                 within ** days of the expiration or termination of this Agreement, a general description of any Project Inventions since the Effective Date of the Agreement, and

(c)                                  within ** days after all invoices for Research Program expenses have been submitted to Company, a detailed report of expenditures of the Funding for the Research Program since the Effective Date of the Agreement.

5.                                      Conduct of Research Program.

5.1.                            Responsibility.  Subject to the terms and provisions of this Agreement, Company shall be solely responsible for the Research Program. Company shall have the right, in its reasonable discretion, to make changes to the Research Program due to clinical trial results (including without limitation, to address any safety or efficacy issues), FDA requirements or other regulatory requirements, or to comply with applicable laws, rules or regulations, provided that changes not mandated by the FDA or a regulatory body are reviewed and approved by LLS, which approval will not be unreasonably withheld.  If Company proposes to make any material change in the Research Program, it shall discuss in good faith such change with LLS through the Research Advisory Committee.  Without limiting the foregoing, Company shall be solely responsible for management and conduct of the Research Program and shall in particular: (a) maintain complete and accurate records of all material Research Results, (b) consider, review and propose to LLS amendments or modifications to the Research Program (Exhibit C) from time to time in such manner as may be deemed appropriate by Company based on any interim Research Results; and (c) review, substantiate and demonstrate to the reasonable satisfaction of the Research Advisory Committee and the senior management of LLS the accomplishment of Milestones and Deliverables as set forth in Exhibit C.

5.2.                            Standard of Conduct.  Company shall use commercially reasonable efforts, including but not limited to committing the necessary staff, laboratories, offices, equipment and other facilities, to conduct the Research Program, subject to Section 5.1, substantially in accordance with Exhibit A.  In the event that LLS has a reasonable basis to believe that

Company is not using commercially reasonable efforts to achieve the Milestones and Deliverables set forth on Exhibit C hereto, LLS shall give written notice thereof to Company specifying the basis for such belief Company shall make commercially reasonable good faith efforts to address the concerns of LLS within ** days after Company’s receipt of the notice. If LLS reasonably believes that Company has not done so during such ** day period, LLS shall notify Company within ** days after the expiration of such ** day period, whereupon, LLS and Company shall negotiate in good faith within ** days to attempt to mutually resolve the issue.  If the Parties cannot then resolve the issue informally, it shall be deemed a Dispute (as hereinafter defined) and resolved pursuant to the provisions of Section 14 hereof Notwithstanding anything to the contrary in this Agreement, Company shall not be deemed to have failed to use commercially reasonable efforts to achieve the Milestones and Deliverables set forth on Exhibit C hereto or to perform the Research Program, in the event one or more of the following events or circumstances (the “Development Exceptions”) is attributable to a failure or delay in performance by Company that is outside of Company’s reasonable control: (i) the occurrence of adverse events or health, safety or efficacy issues such that the Company determines to hold or delay a study, (ii) any regulatory hold, constraint or restriction is imposed or raised by the FDA or any other regulatory authority; (iii) any Force Majeure event, or (iv) sale of the Product is enjoined or likely to be enjoined based on a reasonable opinion of Company’s outside counsel as a result of allegations of infringement of its intellectual property.  For the avoidance of doubt, Company’s failure to meet one of the Milestones or Deliverables set forth in Exhibit C shall not automatically establish Company’s failure to use commercially reasonable efforts to develop the Product.

5.3.                            Interruption or Delay of Research Program.  If  any portion of the Research Program including a human subject research clinical trial is to be interrupted or delayed for a period of ** days or more, Company, within ** days of becoming aware of the need to interrupt or delay the Research Program, shall provide the Research Advisory Committee and senior management of LLS with notice indicating (a) the work will be interrupted or delayed, (b) the reason for the interruption or delay, and (c) the anticipated date upon which the work will resume. Interruptions or delays of the Research Program may lead to Company not being able to achieve Milestones set forth in Exhibit C, and if not adequately resolved in a timeframe satisfactory to the Parties, could lead to the termination of this Agreement pursuant to Section 15.2.

5.4.                            Site Visit(s).  LLS shall have the right, up to ** times each calendar year, during normal business hours and upon reasonable notice of at least ** days, to inspect records in order to review and assess progress and results of the Research Program.

5.5.                            Human Subject Research.

5.5.1.                  IRB Approval.  Company agrees to obtain prior written approval from each clinical site’s Institutional Review Board (“IRB”) before undertaking any clinical trial with human subject research as required by applicable law.  A true copy of the executed copy of this approval must be made available within ** days upon written request by LLS.

5.5.2.                  Informed Consent.  Except as provided in Section 5.5.3, upon approval of human subject research clinical trial by each clinical site’s IRB, no clinical trial may be conducted by Company pursuant thereto until: (i) each clinical site has secured a valid consent and/or authorization in accordance with applicable law from the research participant (or their legal guardians); and (ii) Company maintains a true copy of the consent and/or authorization to be made available within ** days upon written request by LLS. Such consent will conform ethically with the guidelines prescribed by the National Institutes of Health (“NIH”) or equivalent foreign guidelines and shall contain sufficient information so that the human subject (or their legal guardian) will be in a position to provide appropriate informed consent prior to participating, including suitable explanations to human subjects (or their legal guardians) concerning the experimental nature of the research and all significant potential hazards.

5.5.3.                  Waiver of Consent.  In the event that Company has requested a waiver of the consent and/or authorization requirement, as set forth in applicable law, from each clinical site’s IRB, no clinical trial may be conducted by Company pursuant thereto until each clinical site’s IRB has issued appropriate documentation of such waiver in accordance with applicable law.  Company shall maintain a true copy of the documentation of such waiver to be made available within ** days upon written request by LLS.

5.5.4.                  No Responsibility of LLS.  Human subjects studied in the course of the Research Program, including a clinical trial conducted by Company pursuant to this Agreement, are under no circumstances a responsibility of LLS.

5.5.5.                  Termination of a Clinical Trial.  Company reserves the right to terminate any clinical trial at any time after notice to and consultation with LLS, except that in cases involving patient safety issues or if authorization to conduct such clinical trial is withdrawn by the FDA or other applicable regulatory body, prior consultation requirements to LLS shall not apply.  Upon termination of a clinical trial, Company and the applicable staff shall cease the performance of the applicable clinical trial but will continue to collect such data and prepare such reports as stipulated in the applicable clinical trial protocol and approved by the applicable IRB.

6.                                      Representations; Warranties; Covenants.

6.1.                            Mutual Representations.  Each Party represents and warrants to the other Party as of the Effective Date that it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and that the execution, delivery and performance of this Agreement have been duly and validly authorized and approved.  Each of the Parties hereby represents and warrants that this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor, to its knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2.                            Company Representations.  Company represents, warrants and covenants to LLS that Company (a) shall use commercially reasonable efforts to obtain and maintain during the Term all licenses, permits and other approvals and authorizations required to conduct the Research Program and shall do so in conformity with all applicable laws and regulations, it being understood that loss of a license, permit or other approval or authorization due to a Development Exception shall not be deemed a breach of this clause (a), and (b) with respect to any third party to whom it subcontracts the performance of any aspect of the Research Program, it will monitor such subcontractor(s) and use commercially reasonable efforts to ensure that they have and shall maintain during the Term all licenses, permits and other approvals and authorizations required to conduct the Research Program and shall do so in conformity with all applicable laws and regulations. Company shall provide documentation of its and its subcontractor’s licenses, permits, approvals or authorizations promptly at LLS’s request.

6.3.                            DISCLAIMER.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH OF THE PARTIES MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH PROGRAM, RESEARCH RESULTS, OR ANY PRODUCT RESULTING FROM THE RESEARCH PROGRAM, OR ANY WARRANTY OF NON-INFRINGEMENT.  The Parties understand and agree that development and commercialization of any Product in the Field will involve approval by regulatory authorities and that no Party is guaranteeing the safety or efficacy of any Product in the Field or obtaining regulatory approval to market or sell the Product.  The Parties acknowledge that no intellectual property rights warranties are being made hereunder nor are any warranties being made with respect to the Research Results or Project Inventions.

7.                                      Additional Research and Commercially Reasonable Efforts.

7.1.                            Additional Research.  The Parties acknowledge a common purpose of developing product(s) useful for the diagnosis, cure or treatment of certain blood cancers and their complications. Achieving this goal may require additional research and development efforts beyond those encompassed within the Research Program.  The Parties agree to meet no less than ** days prior to the expiration or termination of this Agreement in order to (a) evaluate the progress of the Research Program, (b) discuss additional research and development opportunities resulting from the Research Program, (c) determine any mutual interest in either amending this Agreement and its associated Research Program or entering into a new agreement to further such additional research and (d) if mutually agreed upon, the Parties agree to negotiate in good faith any reasonable agreements as may be proposed by either Party.

7.2.                            Commercially Reasonable Efforts to Further the Research Program.

(a)                                 Even in the absence of a further agreement between the Parties, and with a successful outcome of the Research Program, Company agrees that for a period of five (5) years following the expiration or termination of this Agreement, Company shall take such steps as are commercially reasonable to further the clinical development of the Product and to bring the Product to practical application in the Field in a Major Market, including by outlicensing or partnering with a third party, provided that Company reasonably believes that the Product is safe and effective as determined by successfully meeting its pre-determined endpoints in its clinical trials, and provided that Company receives necessary regulatory approvals to continue development and commercialization of the Product in a Major Market in the Field.  Company shall keep LLS informed in writing during such five (5) year period on at least a recurring ** basis of Company’s efforts and results with regard to continuing development of such

Product. Company agrees that if and/or when it licenses the Product to a third party for commercialization, Company shall include provisions in the license agreement to obligate the licensee to continue the clinical development of the Product in the Field in a commercially reasonable manner, provided that Company or licensee reasonably believes that the Product is safe and effective as determined by successfully meeting its pre-determined endpoints in its clinical trials, and provided that Company and/or licensee receives necessary regulatory approvals to continue development and reach the market for the Product in the Field in a Major Market.

(b)                                 If during such five (5) year period, Company no longer uses commercially reasonable efforts to advance the clinical development of the Product in the Field in a Major Market or terminates all of its clinical development efforts directly related to the Product and/or no longer uses commercially reasonable efforts in its partnering efforts for the Product, despite successfully demonstrating clinical efficacy and safety as determined by meeting its clinical pre-determined endpoints, Company agrees to permit LLS, subject to execution by such third parties of appropriate confidentiality agreements with Company to disclose the Research Results and Project Inventions to third parties that LLS reasonably believes would have a potential interest, and the necessary financial capacity, to further develop and commercialize the Product in a Major Market (a “Potential Partner”).  Company agrees to enter into good faith discussions with each Potential Partner, within ** days of written notification from LLS, to evaluate the feasibility of a potential licensing relationship.  Should Company and a Potential Partner mutually agree in writing to proceed with such relationship, Company shall work in good faith to negotiate a license of the results of the Research Program and any necessary Project Inventions or to develop or to commercialize the Product in a Major Market within a commercially reasonable timeframe.  In consideration for LLS’s efforts in facilitating a transaction between Company and a Potential Partner, in lieu of any payments under Section 10, Company shall pay to LLS ** of any consideration received by Company from a Potential Partner pursuant to such transaction (including, but not limited to: (i) **; and (ii) **.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement, if the Research Program is deemed unsuccessful due to its not meeting its clinical endpoints for safety and efficacy during the Term of this Agreement, as determined by clinical experts retained by Company or by the FDA, all Funding provided to Company by LLS will be considered a non-repayable grant.

(d)                                 Notwithstanding the above, if the Research Program is deemed unsuccessful (in accordance with the criteria set forth above), and, within a five (5) year period thereafter, Company advances its knowledge base relating to the Research Program and the Product, and decides to move forward in development of the Product, Company shall so notify LLS in writing, whereupon LLS shall have the right of first offer to support a research program provided that LLS gives Company written notice of its determination to do so within ** days after the date of Company’s written notice.

(e)                                  If Company during the Term of this Agreement or the five (5) year period thereafter fails to use commercially reasonable efforts to advance the clinical development of the Research Program despite successfully meeting its pre-determined clinical endpoints for safety and efficacy, unless a Development Exception is applicable, Company will be required to pay back to LLS the total amount of the Funding that LLS provided to Company during the Term, net of any amounts previously paid by Company to LLS, within ** days after the termination or expiration of this Agreement.

(f)                                   Notwithstanding anything to the contrary herein, this Section 7 shall apply in the event that (i) Company licenses the Product, and the responsibility for developing and commercializing the Product in the Field in the Major Markets, is transferred to one or more third parties, or (2) a third party acquires control of Company (whether by merger, equity purchase or otherwise) or all or substantially all of Company’s assets relating to the Product.

(g)                                  This Section 7, sets forth LLS’ sole and exclusive remedy for the matters addressed by this Section 7. For avoidance of doubt, Company shall not be required to further research or develop the Product if it is reasonably determined by Company and reasonably demonstrated to LLS that the Product fails to meet clinical endpoints for safety or efficacy.

8.                                      Publication of Results.

8.1.                            Publication of Results.  If either Party determines that scientific findings and results developed in the conduct of the Research Program have scientific significance that would be of interest to the broader research community, Company shall use reasonable efforts to publish or otherwise cause to be publicly disseminated within the research community such scientific findings and results, together with the underlying data, provided that such results have been produced and verified, provided, however, Company shall have no obligation to publish or disseminate information that contains Company’s Confidential Information or proprietary know-how or trade secrets or will compromise securing patent protection of Project Inventions or other Intellectual Property.  Company shall acknowledge the support of LLS in all such publications.

8.2.                            Availability of Materials.  In the event that Company no longer uses commercially reasonable efforts to advance the clinical development of the Product which results in expiration or termination of this Agreement, and an LLS funded academic researcher thereafter requests the opportunity to study the physical materials, research tools and resources developed during or emanating from the Research Program that are reasonably available to Company, Company agrees during the ** year period following expiration or termination of this Agreement to make them available to such academic researcher for non-commercial research, following public disclosure of such materials by Company, which disclosure may include, without limitation, scientific publications, seminar presentations, and publication of patent applications.  These materials shall be shared on an “at cost” basis only under a Materials Transfer Agreement (“MTA”) executed between the requesting party (“Transferee”) and Company, provided that such transfer shall occur within ** business days of execution of the MTA. Such MTA shall contain terms customary in the pharmaceutical industry and shall be negotiated in good faith by Company within ** business days following Transferee’s request.

9.                                      Intellectual Property.

9.1.                            Ownership Rights in Pre-Existing Works.  Each Party will retain ownership and control of their respective works of authorship, inventions, know-how, information, and data, proprietary material, and all Intellectual Property Rights therein, that were in existence as of the

Effective Date or are later generated outside of scope of the performance by each Party of its obligations under this Agreement.

9.2.                            Ownership Rights in Project Inventions.  Company shall own any and all proprietary rights, including but not limited to all other Intellectual Property Rights, in all Project Inventions and all Research Results. LLS hereby assigns to Company all right, title and interest it has or may acquire in or to the Project Inventions or Research Results or any proprietary rights therein, without the requirement of any additional consideration or further action of LLS.

9.3.                            Protection and Perfection of Rights.  LLS will assist Company in any reasonable manner in the procurement and maintenance of all Intellectual Property Rights in the Project Inventions and Research Results, provided, however Company shall cover all expense at its sole cost. Without limiting the foregoing, LLS will execute, and cause its employees and representatives to execute, upon Company’s request, any assignments, applications and other documents that Company believes may be necessary or appropriate to protect or perfect the Intellectual Property Rights in the Project Inventions.  LLS will ensure that its employees and consultants who participate in activities under this Agreement are obligated to assign or otherwise transfer all right, title and interest in and to all Intellectual Property Rights in the Project Inventions to Company or its designee and will, as requested by Company, obtain for Company the execution of all necessary applications or other documents therefore from any employee or consultant.

9.4.                            Reservation of Rights.  Except for the rights expressly provided in this Agreement, no other rights are granted by either Party to the other Party. Notwithstanding anything to the contrary, no rights or licenses are granted under this Agreement by either Party to the other for the use of any trade names, trademarks, and service marks.

9.5.                            Patent Prosecution Reporting.  The filing of all patent applications generated to protect Project Inventions filed by Company shall be reported in writing by Company in a timely fashion to LLS, but no later than ** days prior to the submission date of any such patent applications.  After receipt of any such report, LLS may request in writing the disclosure of all actions, papers or agreements related thereto, and Company shall promptly provide LLS a copy of each such action, paper or agreement within ** days after LLS’s written request.  The obligation set forth in this Section 9.5 shall terminate for each patent application upon the issuance of the resulting patent.

10.                               Payments to LLS.

10.1.                     Payments.  In consideration of LLS’s Funding and transfer to Company of any rights LLS may have to any Project Inventions and Research Results developed during the Term, Company shall pay LLS the amounts set forth in this Section 10, subject in all respects to the provisions of Sections 7.2 and 15.5 of this Agreement:

(a)                                 if, Company partners or outlicenses the rights to the Product to a third party or transfers the rights to the Product to a partnership with a third party for further development and/or commercialization of the Product (a “Product Outlicense”), then Company shall pay to LLS payments under the following tiered payment schedule: (i) an amount equal to ** of any upfront and milestone payments received by Company from such third party or partnership created with a third party for further development and/or commercialization of the Product should such event take place after LLS has provided at least ** of the proposed funding for the Research Program, provided however that (A) funding paid to Company for sponsored research performed or to be performed by Company at standard industry FTE rates or for other goods or services in connection therewith, at arms’ length (B) payments for the purchase of equity investments in Company or any affiliate at arms’ length, or (C) loan proceeds paid to Company or any affiliate in an arms’ length debt financing, shall not be deemed either an upfront or milestone payment’; (ii) an amount equal to ** of any upfront and milestone payments received by Company from such third party or partnership created with a third party for further development and/or commercialization of the Product should such event take place before LLS has provided at least ** of the proposed funding for the Research Program, provided however that (A) funding paid to Company for sponsored research performed or to be performed by Company at standard industry FTE rates or for other goods or services in connection therewith, at arms’ length (B) payments for the purchase of equity investments in Company or any affiliate at arms’ length, or (C) loan proceeds paid to Company or any affiliate in an arms’ length debt financing, shall not be deemed either an upfront or milestone payment, and (iii) a royalty equal to ** of Net Sales of the Product.

(b)                                 if Company does not enter into a Product Outlicense and enters the market place for the Product in the Field through its own mechanisms (or through an affiliate): (i) an initial payment of ** upon First Commercial Sale; (ii) a payment of ** at the ** of the First Commercial Sale; and (iii) a royalty equal to ** of Net Sales of the Product in the Field provided, however, that the aggregate total payments under clause (b) shall be limited to three (3) times the total Funding received by Company from LLS.

(c)                                  if Company does enter into a Product Outlicense after Company has entered the market place through its own mechanisms (or though an affiliate), then Company shall pay (or require the counterparty to the Product Outlicense to pay, if applicable) to LLS a royalty equal to ** of Net Sales of the Product.

(d)                                 In the event the Company combines through merger or otherwise with another company, is sold or transferred to another company or all or substantially all of its assets relating to the Product are sold or transferred to another company (each, a “Company Sale”), and only if the counterparty to the Company Sale does not assume all of Company’s obligations under Sections 10.1(a) and (b), Company shall pay to LLS or cause such other company to pay to LLS, in lieu of any other payments under this Section 10.1: (i) an amount equal to ** the Funding paid up to the time of the closing of the Company Sale by LLS to the Company, which amount shall be paid ** days following the later of (x) first NDA approval for the Product in the Field or (y) the closing of such Company Sale and; (ii) a amount equal to ** royalty on Net Sales of the Product. LLS agrees to consider in good faith any proposal from Company or its successor for a lump sum payment in lieu of such royalty.

The payments specified in each of clauses (a), (b), (c) and (d) above are mutually exclusive and in no event shall Company be required to make, and LLS shall not be entitled to receive, payments under more than any one of such clauses at any given time.

10.2.                     Timing of Payment.  Royalty payments to LLS pursuant to this provision shall be paid on a ** basis within ** days following the end of each calendar **. Company shall provide to LLS financial information reasonably adequate to establish and document the amounts payable to LLS pursuant to this Section 10, and shall permit an independent auditor, if LLS deems necessary and at LLS’ cost to examine its financial records to verify the accuracy of the amount payable to LLS upon ** business days’ prior written notice. Audits of such financial information shall be conducted no more frequently than annually and shall take place at the location where such records are maintained by Company. The independent audit firm will be required to agree in writing with Company to comply with confidentiality restrictions at least as stringent as those set forth in this Agreement, and to provide a non-confidential summary of the results of the audit to both of the Parties. In the event that any such examination shows an underreporting and underpayment in excess of the greater of **, then Company shall pay the cost of the examination as well as any additional sum that would have been payable to LLS had Company reported correctly, plus an interest charge at a rate of ** per year, calculated from the date the correct payment was due to LLS. For underpayment of less than ** for any ** month period, Company shall pay the difference within ** days of receipt of the auditor’s summary without interest charge or examination costs. For any overpayment by the Company to LLS identified in the auditor’s summary, such amount shall be deducted by Company from the following quarter’s royalty payment owed to LLS.

10.3.                     Taxes.  LLS shall be responsible for all taxes and other governmental charges and assessments incurred or payable as a result of any payments made by Company to LLS hereunder.

11.                               Confidentiality.

11.1.                     Definition.  Confidential Information shall have the meaning set forth in Section 1.

11.2.                     Exceptions to Confidential Information.  The following information shall not be treated as Confidential Information: information (a) that is in the public domain or is known by others in the field at the time of disclosure; (b) that is in the possession of the receiving Party free of any obligation of confidentiality prior to the time of disclosure; (c) that subsequently becomes part of the public domain or becomes publicly known through no fault of the receiving Party; (d) that subsequently is received by the receiving Party without any obligation of confidentiality from a third party who is free to disclose the information; (e) that is independently developed by the receiving Party without the use of any Confidential Information; or (f) that is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order.

11.3.                     Confidentiality Obligations. For a period of ** years following the last disclosure by a Party of Confidential Information pursuant to this Agreement, the receiving Party agrees that it will maintain the confidentiality of and will not disclose to any third party, or use for any purpose other than as contemplated by this Agreement, any Confidential Information furnished to it by the disclosing Party, except as permitted herein.  The receiving Party agrees that any dissemination of Confidential Information to its employees shall be limited to the extent reasonably possible and that the receiving Party shall instruct all persons to whom any Confidential Information is disclosed of the confidential nature of such information, the proprietary right of the disclosing Party therein, and the obligation of such person to maintain the confidentiality of such information during and after employment with the receiving Party.  The receiving Party shall also require that any consultants, agents or independent contractors of the receiving Party who are hired or engaged by the receiving Party shall be bound to written confidentiality agreements no less stringent than the confidentiality obligations set forth in this Agreement and to hold in confidence any Confidential Information which they acquire during the course of their duties.

11.4.                     Exceptions to Non-Disclosure Obligation.  In the event that the receiving Party is required or requested by law or government order to disclose any Confidential Information, the receiving Party will, to the extent permitted by law, (a) promptly notify the disclosing Party of any such request or requirement, and of the circumstances relating to such disclosure and the proposed scope thereof, so that the disclosing Party may seek an appropriate protective order or other appropriate protections, and (b) provide reasonable assistance at the disclosing Party’s request so the disclosing Party may seek to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. In addition, Company may disclose Confidential Information of LLS to the extent Company determines such disclosure is reasonably necessary to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner of Company; provided that each disclosee must be bound by obligations of confidentiality and non-use no less stringent than those set forth in this Section 11 prior to any such disclosure

12.                               Healthcare Compliance.

The Parties specifically intend to comply with all applicable laws, rules and regulations to the extent relevant to this Agreement, including (i) the federal anti-kickback statute (42 U.S.C. 1320a-7(b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. 1395 (n)).  Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are any payments or contributions of free materials intended to induce illegal referrals of business.  In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the Parties agree to negotiate in good faith revisions to the provision or provisions that are in violation.  In the event the Parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either Party may terminate this Agreement immediately upon written notice to the other Party. The Parties shall comply with the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, and all applicable state, local and foreign privacy and other laws, rules and regulations, to the extent relevant to the Research Program.

13.                               Debarment & Exclusion.

13.1                        Debarment. Company represents that Company is not debarred and that it does not knowingly use in any capacity, directly or indirectly, the services of any individual or entity which is debarred by the FDA pursuant to 21 USC Section 335a(a) or (b) for the Research Program. Company will promptly disclose in writing to LLS if any individual or entity providing services for the Research Program is debarred or if any claim, investigation or legal or administrative proceeding, is pending, threatened (“debarment action”) relating to the debarment of Company or, any individual/entity performing services upon notice of such debarment action. In the event Company is debarred by the FDA pursuant to 21 USC Section 335a (a) or (b)1 LLS shall have the right to terminate this agreement immediately upon written notice to the Company.

13.2                        Exclusion. Company represents that it is not excluded and does not knowingly use in any capacity, directly or indirectly, the Services of any individual or entity the Research Program which is excluded by the Office of the Inspector General (OIG) pursuant to Social Security Act Section 1128(a) (b) and (c) and or 42 USC Section 1320a-7 for any of the services or research hereunder. Company will promptly disclose in writing to LLC if any individual or entity providing services for the Research Program is excluded or upon notice of an (“exclusion action”) or if any action, claim, investigation or legal or administrative proceeding is pending and or threatened, and Company shall promptly cease use of the services of such individual or entity.

14.                               Dispute Resolution.

14.1.                     Procedures Mandatory. The Parties agree that any claim or dispute arising out of or relating to this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, other than breaches of confidentiality obligations, shall be resolved solely by means of the procedures set forth in this Section 14.

14.2.                     Negotiation. Any Party who wishes to make a claim arising out of or relating to this Agreement must notify the other Party in writing setting forth the claim. The Parties have fourteen (14) days after receipt of the claim notice by the other Parry to resolve the dispute informally.

14.3.                     Meeting of Senior Management. If the aforesaid ** day period expires without resolution of the claim, either Party may request a meeting between senior management of the Parties to resolve the dispute and shall propose at least three different non-holiday (US) weekdays (and times) within the ** days after the request when such a meeting may take place, none to be sooner than ** days after the request is received.  If none of the times and dates proposed are acceptable to the other Party, that Party shall, not later than ** days after receiving the request, counter-propose in writing at least ** different non-holiday weekdays (and times) within the same period, none to be sooner than ** days after the counter-proposal is received.  The Party who made the initial request shall respond to any counter-proposed dates in writing not later than ** days after receiving the counter-proposal. Such a meeting may be either by telephone or in person. If a meeting is agreed upon, the Parties must participate unless it is rescheduled by agreement.

14.4.                     Further Proceedings.

14.4.1.           The Party requesting the meeting may proceed to arbitration if the other Party has not agreed to a meeting or counter-proposed a meeting within ** days after receiving the claiming Party’s request, or has failed to participate in an agreed meeting.

14.4.2.    The Party receiving a request for a meeting may proceed to arbitration if the other Party has not agreed to a meeting within ** days after receiving a counter-proposal, or has failed to participate in an agreed meeting.

14.4.3.    Either Party may proceed to arbitration if a meeting takes place and the claim is not resolved.

14.5.       Arbitration.  Any Party entitled under Section 14.4 to proceed with arbitration may submit the claim or dispute to arbitration conducted by JAMS or any corporate successor of JAMS or, if unavailable, by the American Arbitration Association or any corporate successor of the American Arbitration Association, under the rules of such organization generally applicable to commercial disputes. Such arbitration shall be the exclusive means of proceeding further in the dispute resolution process.  The arbitration shall be held in the County of New York in the State of New York. The arbitrator is authorized to award such injunctive and monetary relief as he, she or they believe(s) appropriate. The arbitration will be heard and determined by one (1) arbitrator, who will be jointly selected by LLS and Company.  If, within thirty (30) days following the date upon which a claim is received by the respondent, the Parties cannot agree on a single arbitrator, the arbitration will be heard and determined by three (3) arbitrators, with one arbitrator being appointed by each Party and the third arbitrator being selected by the two Party-appointed arbitrators. If either Party fails to select an arbitrator, or if the Party-appointed arbitrators cannot agree on a third arbitrator within ** days of the respondent receiving the claim, such arbitrator will be appointed by JAMS. The arbitration award shall be accompanied by a reasoned opinion in writing (in English), shall state the reasons for the award, and shall be final and binding on the Parties and enforceable in any court of competent jurisdiction, and the Parties expressly exclude any right to appeal from such decision.  The arbitration shall otherwise be governed by the United States Arbitration Act, 9 U.S.C. Section 1 et seq.  For purposes of enforcement of any such award, the Parties agree to submit to the jurisdiction of the state and federal courts located in the County of New York in the State of New York.

14.6.       Preservation of Rights Pending Resolution.

14.6.1.    Performance to Continue.  Each Party shall continue to perform its obligations under this Agreement pending final resolution of any claim or dispute arising out of or relating to this Agreement unless the Agreement is rightfully terminated or rescinded.

14.6.2.    Provisional Remedies.  Although the procedures specified in this Section are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other preliminary relief to avoid irreparable harm or to preserve its rights pending resolution of these dispute resolution procedures.

14.7.       Statute of Limitations.  All applicable statutes of limitation and time-based defenses (such as estoppels and !aches) concerning a claim subject to this dispute resolution process shall be tolled upon the sending of a notice of such claim as specified in Section 2, above, and such toll shall continue until the time ** days after the date that the claimant becomes entitled to commence arbitration hereunder.

14.8.       Failure to Comply With Dispute Resolution Process.  Any Party may restart the dispute resolution process as to the same claim, but only after either ** days have elapsed after the negotiation period set forth in Section 14.2 above and no Party has requested a meeting under Section 14.3 above, or at least one Party becomes entitled to proceed to arbitration under Section 14.5, above.  Upon rightful commencement of an arbitration concerning a claim, any newer dispute resolution process concerning that claim terminates.

14.9.       Costs.  Each Party will bear its own costs and expenses (including its attorney’s fees) associated with any arbitration initiated under this section; provided that the arbitrator shall assess against the Party losing the arbitration all of the arbitrator(s)’ and administrative fees associated with the arbitration and the costs and expenses (including reasonable attorney’s fees) of both Parties, unless the arbitrator(s) believes that neither Party is the clear loser, in which case the arbitrator(s) shall, in its/their sole discretion, divide arbitrator(s)’ and administrative fees and the Parties’ costs and expenses between the Parties.

15.          Term and Termination.

15.1.       Term.  This Agreement shall commence on the Effective Date and shall remain in effect until the completion of the Milestones as detailed in Exhibit C (the “Term”), unless earlier terminated in accordance with the provisions of this Agreement.

15.2.       Termination Rights.  Other than the Termination Rights specified in previous sections of this Agreement, Company may terminate this Agreement at any time during the Term upon at least ** days written notice to LLS or immediately upon the termination of the Research Program. LLS may terminate this Agreement upon at least ** days written notice to Company as provided in Sections 5.3 and 13.1 hereof Either Party may terminate this Agreement pursuant to Section 12 hereof.

15.3.       Termination for Bankruptcy.  LLS may terminate this Agreement immediately, with no further payment obligations, if Company (a) becomes insolvent or is unable to pay its debts when due, (b) files a petition in bankruptcy, reorganization or similar proceedings (and if filed against, such petition is not removed within ** days), (c) discontinues its business, or (d) a receiver is appointed or there is an assignment for the benefit of Company’s creditors.

15.4.       Termination for Breach.  In the event that (a) Company commits a material breach of its obligations under this Agreement, or (b) LLS commits a material breach of its obligations under this Agreement, including if LLS fails to pay any amount to Company hereunder when such amount is due and payable and, in either case, LLS fails to cure its breach within ** days after receiving written notice thereof from Company or if Company fails to cure its breach within ** days after receiving written notice thereof from LLS, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party.

15.5.       Effect of Termination.  In the event that LLS terminates this Agreement for any reason other than pursuant to Section 15.4 upon a material breach by Company of its obligations under this Agreement or in the event Company terminates this Agreement pursuant to Section 15.4 upon a material breach by LLS of any of its obligations under this Agreement, or under Sections 12 or 15.3, LLS shall compensate Company for the work it has completed up to the date of termination by paying Company (a) the balance of any Funding owed for each completed Milestone, and (b) the amount of any reasonable accrued costs and non-cancelable obligations directly related to the Research Program incurred by Company prior to the receipt of notice of termination, such payment to be made within ** days following the verification of such amount; provided, however, such payment, together with all other Funding payments made pursuant to this Agreement, shall not exceed the total amount of Funding to be provided by LLS pursuant to Section 2 of this Agreement.  Furthermore, in such event, all Funding provided by LLS shall be considered a non-repayable grant to Company, and the provisions of Sections 7.2 and 10 shall not survive the termination or expiration of this Agreement, notwithstanding anything to the contrary set forth in this Agreement. Company shall provide such documentation of completed Milestones, accrued costs and non-cancelable commitments as LLS may reasonably request.

In the event that LLS terminates this Agreement pursuant to Section 15.4 upon a material breach by Company of its obligations under this Agreement, Company shall within ** days of termination repay to LLS an amount equal to that portion of the Funding that LLS had paid to Company pursuant to this Agreement, provided, if Company challenges the justification for such termination, the matter shall be treated as a Dispute pursuant to Section 14 hereof.

In the event Company terminates this Agreement pursuant to the first sentence of Section 15.2, Company must perform in accordance with the applicable provisions of Section 7.2, and Section 10 shall survive termination under these specific circumstances.

15.6.       Force Majeure.  Neither Party will be responsible for delay resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, acts of terrorism, strike or riot, provided that the non-performing Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch when such causes are removed.

15.7.       Survival.  The following provisions shall survive the expiration or termination of this Agreement: Sections 4.4, 7.2 (except as otherwise specified in Section 15.5), 8, 9, 10, 11, 14, 15.5, 15.6, 15.7, 16.1, 16.2, 16.4, 16.5, 16.7, 16.10, 16.12, 16.13, 16.14 and 16.15 and all definitions applicable to those sections.

16.          Miscellaneous Provisions.

16.1.       Indemnification.  Company agrees to indemnify, hold harmless and defend, LLS and LLS directors, officers, representatives, employees and agents and their respective successors, heirs and assigns (each an “Indemnitee”) from and against any and all claims, losses, expenses, demands, suits, liability or damage for personal injury, property damage or otherwise, including reasonable attorneys’ fees, (collectively “Claims”), arising directly or indirectly from, relating to, or resulting from a third party claim against an Indemnitee in respect of (a) any research performed under this Agreement, including research undertaken by one or more investigators or subcontractors pursuant to one or more agreements between Company and its subcontractors and investigators, (b) any product developed in whole or in part from such research, (c) any claim of infringement or misappropriation of intellectual property, (d) any material breach of its representations, warranties, covenants or obligations under this Agreement and (e) the conduct of Company’s business or operations outside of the Research Program.

Notwithstanding the foregoing, Company shall have no obligations pursuant to this Agreement to defend, hold harmless or indemnify LLS from any liability, loss, damage or expense to the extent it arises from (a) LLS’s negligence or willful misconduct, (b) any breach by LLS of its representations, warranties, covenants or obligations under this Agreement and (c) the conduct by LLS of its business or operations outside of the Research Program.

16.2.       Indemnification Procedures.

16.2.1.    In the case of any Claim asserted against an Indemnitee, such Indemnitee shall (i) notify Company in writing as soon as it becomes aware of any Claim and shall permit Company (at the expense of Company) to assume the defense of any Claim and (ii) cooperate fully with the legal representative chosen by Company, provided that the failure of any Indemnitee to give notice as provided herein shall not relieve Company of its indemnification obligation hereunder except to the extent that such failure results in a lack of actual notice to Company and Company is materially prejudiced as a result of such failure to give notice.

16.2.2.    Except with the prior written consent of the Indemnitee, Company shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim.

16.2.3.    If the Indemnitee in good faith determines that the conduct of the defense of any Claim subject to indemnification under this Agreement or any proposed settlement of any such Claim by Company might be expected to affect adversely the Indemnitee’s tax status, reputation, the ability of the Indemnitee to conduct its business or fulfill its mission, the Indemnitee will have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to that portion of the Claim at its sole cost and expense, provided that if the Indemnitee does so take over and assume control, the Indemnitee may not settle such Claim with the written consent of Company, such consent not to be unreasonably withheld.

16.3.       Insurance.

16.3.1.    Company represents and warrants that it has and will maintain during the Term liability insurance in an amount as is customarily carried by entities engaged in activities similar to those contemplated by this Agreement, but in no event less than ** for a single occurrence and ** in the aggregate, provided Company supplies to LLS written assurance from its insurance carrier that such coverage is adequate for a Company engaged in activities similar to those contemplated in this Agreement. Insufficient self-insurance coverage shall not relieve Company of its indemnification obligations under Section 16.1.

16.3.2.    In addition to the liability insurance referred to in Section 16.3.1 above, Company has and will maintain during the Term workmen’s compensation and other insurance coverage in amounts appropriate to the conduct of Company’ business activities and the services and research contemplated by this Agreement and in conformance with applicable legal and regulatory requirements.

16.3.3.    Company shall add LLS as an additional insured to its insurance policies with respect to the Research Program and shall cause its insurance policies to provide for ** days’ prior written notice to LLS by the insurance carrier of cancellation, expiration or modification of the insurance policy and will furnish to LLS certificates of insurance evidencing the foregoing within ** days after the Effective Date.

16.4.       Limitation on Liability.  It is agreed by the Parties that neither Party shall have a right to or shall claim special, indirect, punitive or consequential damages, including lost profits, for breach of this Agreement, regardless of any notice of the possibility of such damages. Notwithstanding the foregoing, nothing in this Section 16.4 is intended to or shall limit or restrict damages available for a Party’s breach of Section 11.

16.5.       Publicity; Use of Party’s Name.  Neither Party shall use the name of the other Party, its trademarks, service marks, logos, or the name of any principal investigator, or any employee or agent, for any press release, marketing, advertising, public relations or other purposes without the prior written consent of the other Party, except that either Party may use the name of each other, disclose the existence of this Agreement, and include a general description of the nature of the Research Program (for example, as set forth in Exhibit A and C) in any descriptions on its website, in its research portfolio, fundraising activities and its reporting requirements.  If Company successfully develops a treatment for a blood cancer or their complications in the Field utilizing information developed in whole or in part from the Research Program, then Company shall acknowledge LLS’s financial contribution in any announcement or publication made by Company directly related to such event.

16.6.       Relationship of Parties.  The Parties do not intend this Agreement to create a legal partnership, joint venture, or agency relationship. There are no third party beneficiaries to this Agreement. The activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity and the Parties shall have a relationship of independent contractors with respect to each other.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

16.7.       Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute or would require or permit the application of the laws of another jurisdiction.

16.8.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.  This Agreement may be executed and delivered by facsimile or electronic transmission, which shall be binding on the Party delivering a copy via facsimile or electronic transmission.

16.9.       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

16.10.     Assignment and Subcontracting.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that Company may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation or sale of all or substantially all of Company’s assets or that portion of its assets or business to which this Agreement relates, so long as the affiliate or successor assumes in writing the obligations of this Agreement.  Any assignment or attempted assignment in violation of this provision shall be null and void unless agreed upon in writing by both Parties.

16.11.     Entire Agreement; Amendment and Waiver.  This Agreement and all Exhibits attached hereto, constitute the entire agreement and understanding of the Parties with respect to the subject matter of the Agreement and supersedes any prior and contemporaneous understandings, proposals and agreements, whether written or oral, between the Parties relating to its subject matter.  Any amendment, alteration or modification must be in writing and signed by the Parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

16.12.     Notice. Any notice required or permitted to be given hereunder shall be deemed given: when personally delivered; upon confirmed receipt of electronic delivery by email or facsimile; upon receipt by delivery by recognized overnight delivery service; or ** days after being deposited in the mail, with postage prepaid for certified mail, return receipt requested, addressed as follows:

COMPANY

Address:	375 Pheasant Run, Newtown, PA 18940 USA

Senior Management:	Ramesh Kumar, Ph.D., Founder, Chief Executive Office	267-759-3680 rkumar@onconova.us

For Legal Issues:	Ramesh Kumar, Ph.D., Founder, Chief Executive Office	267-759-3680 rkumar@onconova.us

For Legal Issues, with a copy to:	Dechert LLP Attention: James Marino	902 Carnegie Center Suite 500 Princeton, NJ 08540-6531

THE LEUKEMIA & LYMPHOMA SOCIETY

Address:	1311 Mamaroneck Ave, Suite 310, White Plains, New York 10605

Senior Management:	Louis J. DeGennaro, PhD; Chief Scientific Officer	914-821-8922, louis.degennaro@lls.org

For Legal Issues:	James Nangle; Chief Financial Officer	914-821-8824, jimmy.nangle@lls.org

For Legal Issues, with copy to:	Holland & Knight LLP Attention: Neal N. Beaton	31 West 52nd Street New York, New York 10019

or, in each case, to such other address or facsimile number or to the attention of such other person as may be specified in writing by such Party to the other Party.

16.13.     Severability.  If any provision of this Agreement is inoperative or unenforceable for any reason in any jurisdiction, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

16.14.     Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

16.15.     Construction of this Agreement.  In any construction of this Agreement, the Agreement shall not be construed against any Party based upon the identity of the drafter of the Agreement or any provision of it.

16.16.     Further Assurances.  Each Party agrees to execute all such further instruments and documents and take all such further actions as the other Party may reasonably require in order to effectuate the terms hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ONCONOVA THERAPEUTICS, INC.

By:	/s/ Ramesh Kumar, Ph.D.

Print Name:	Ramesh Kumar, Ph.D.

Title:	Chief Executive Officer

Date:	May 12, 2010

THE LEUKEMIA & LYMPHOMA SOCIETY

By:	/s/ James T. Nangle

Print Name:	James T. Nangle

Title:	Chief Financial Officer

Date:	May 12, 2010

ONCONOVA THERAPEUTICS, INC.

By:	/s/ Ramesh Kumar, Ph.D.

Print Name:	Ramesh Kumar, Ph.D.

Title:	Chief Executive Officer

Date:	May 12, 2010

THE LEUKEMIA & LYMPHOMA SOCIETY

By:	/s/ James T. Nangle

Print Name:	James T. Nangle

Title:	Chief Financial Officer

Date:	May 12, 2010

EXHIBIT A

Company Proposal

[See attached.]

FUNDING PROPOSAL TO
THE LEUKEMIA AND LYMPHOMA SOCIETY

**

**

**

375 PHEASANT RUN, NEWTOWN, PA 18940
WWW.ONCONOVA.COM      RKUMAR@ONCONOVA.US
267 759-3680 (PH)            267 759-3681 (FAX)

**

**

PRIMARY CONTACT INFORMATION

**	**	**
** **
****	**	** **
**
**

**		**
**		**
**
**
** **	**	** **
** **	**	** **
**	**	**
**	**	**
**	**	**
**	**	**

Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

PROJECT OVERVIEW

  **

  **

**

  **

**          **          **          **          **

  **

  **

**

**

**

  **

  **

  **

  **

**

**

Summary:  (please do not exceed the space provided)

**

**

**

**

PROJECT PLAN AND BUDGET

Project Title

**

Project Plan

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

 **

**

**

**

**

**

**
	**	**	**	**
**	**	**	**	**
**	**	**	**	**
**	**	**	**	**

**

**

**

**

**

**

**

**

**

**

**

**

•                                          **

•                                          **

•                                          **

•                                          **

•                                          **

•                  **

•                  **

•                                          **

**

**

•                                          **

•                                          **

•                                          **

**

**

•                                          **

•                                          **

•                                          **

•                                          **

•                                          **

•                                          **

**

**

•                                          **

•                                          **

Summary Table

**	**

**	•	**
	•	**

**	**
**

**
**

	•	**
	•	**
	•	**
	•	**
	•	**
	•	**

**	**

**	**

**	•	**
	•	**
	•	**

**	**

**

**

**

**

**

**

a.	**

b.	**

c.	**

d.	**

e.	**

f.	**

g.	**

h.	**

i.	**

j.	**

**

a.	**
b.	**
c.	**
d.	**
e.	**
f.	**
g.	**
h.	**
i.	**
j.	**
k.	**
l.	**
m.	**
n.	**
o.	**
p.	**
q.	**
r.	**
s.	**

**

**	**	**	**	**	**	**
**	**
**	**
**	**
**		**		**
**	**	**			**	**
**	**	**			**	**
**	**	**	**			**
**	**				**	**
**	**	**	**			**
**		**	**			**
**	**	**	**			**
**	**	**				**
**	**				**	**
**	**				**	**
**		**		**
**		**			**	**
**	**	**	**			**
**	**	**	**			**
**
**
**
**
**
**
**
**
**

**
**

**

**

**

**

**

**

**

**

**

**
**		**

	**	**	**	**

**
**	**	**	**	**
**	**	**	**	**
**			**	**
**	**,	**	**	**
**			**	**
**	**
**	**	**	**	**
**		**	**	**
**		**	**	**

**

**

**			**
**

		**	**
	**			**

**
**	**	**	**	**
**	**	**	**	**
**			**	**
**	**	**	**	**
**			**	**
**	**
**	**	**	**	**
**		**	**	**
**		**	**	**

**

**

**			**
**

	**	**	**	**
**
**	**	**	**	**
**	**	**	**	**
**			**	**
**	**	**	**	**
**			**	**
**	**
**	**	**	**	**
**		**	**	**

**

**

**			**
**

	**	**	**	**
**
**	**	**	**	**
**	**	**	**	**
**			**	**
**	**	**	**	**
**			**	**
**	**
**	**	**	**	**
**		**	**	**
**		**	**	**

**

**

**			**
**

	**	**	**	**
**
**	**	**	**	**
**	**	**	**	**
**			**	**
**	**	**	**	**
**
**	**
**	**	**	**	**
**		**	**	**
**		**	**	**
**
**
**		**	**	**

**

Budget Justification

The project budget submitted is based on our estimate of clinical trial-related costs for the pivotal trial proposed in this application. We have used the following considerations:

1.              Aggressive enrollment timelines necessitate a large number of trial sites and their associated management costs

2.              Monitoring, data management and other vital functions will be entrusted, for most part, to contract research organization

3.              Key opinion leaders will be engaged in the trial, drug safety committees and as advisors

4.              Electronic capture of data and real time assessment tools will be employed to curtail the time lag between trial enrollment and close out of the study.

5.              A project management technology provider will be engaged to increase the probability of successful execution and quality control.

6.              Completion of all chemistry, manufacturing and controls (CMC) and related activities to permit rapid NDA filing and approval of the application.

The proposed Clinical Study costs of ** were projected based on treating ** patients at ** sites across the United States and Europe. Since per patient costs vary from site to site, we have used our experience in conducting more than a dozen trials in more than ** sites to generate a median cost for our model. Onconova has developed a budget with costs for CRO services, Data Management and Statistical Consultants. Onconova also has prepared a detailed budget for direct per patient costs. We also have budgeted start up costs of ** and additional variable costs of **. These Clinical Study costs are spread over the Project period, and allocated based on achieving key milestones.

In this budget we have not provided for a variance related to increase in the sample size. This issue will be finalized when the SPA is approved (this is the first milestone in our proposal).

Clinical Supply, i.e., drug product and related CMC activities, is projected at **. Onconova plans to complete drug registration activities and to produce enough ON 01910.Na drug product to treat over ** patients over this ** month project period, in support of multiple on-going studies. We have portioned ** of these budgeted CMC costs for the MDS project. We have allocated active pharmaceutical ingredient (API) and drug product stability and storage costs evenly over the entire study period, while API manufacturing, and drug product filling and finishing costs were spread evenly only over the patient treatment period. Onconova is committing to cover ** of the CMC-related costs.

Personnel costs for both Clinical and CMC/Development were calculated by preparing a manning chart and assigning a percentage of time devoted to MDS Clinical and CMC Development activities. We project that our Clinical personnel will devote ** of their time to the MDS trial, with ** part-time employee scheduled at ** of their time. For CMC Development personnel, we are estimate ** of their time devoted to MDS-related activities.

These costs were then spread evenly over the entire project time period. Onconova is committing to cover ** of the personnel costs.

A summary of project budget cost categories and requested funding from LLS is provided below.

**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**

Summary: The proposed budget is based on “real-life” scenarios and aimed at successful execution of the study in a timely manner. Onconova is proposing to undertake significant part of the proposed cost of the study. A success-based, milestone-linked payment plan has been proposed.

COMPANY INFORMATION

Senior Management (http://www.onconova.com/management.shtml for biographical information).

Senior management includes Ramesh Kumar (President & CEO) and E.P. Reddy (scientific founder and lead scientific advisor, Director of the Fels Institute for Cancer Research & Molecular Biology at Temple University), who have worked together since founding the company in 1998, and Michael Hoffman, who has been an investor and is now Board Chairman. All three are successful businessmen and bring an entrepreneurial spirit to the Company.

Ramesh Kumar, Ph.D. (President & CEO) received his Ph.D. in Molecular Biology from the University of Illinois, Chicago, and trained at the National Cancer Institute. He has held positions in R&D or management at Princeton University, Bristol-Myers Squibb, DNX (later Nextran, a subsidiary of Baxter) and Kimeragen (later Valigen), where he was President of the Genomics and Transgenics Division.  Dr. Kumar has over 50 publications spanning the areas of molecular oncology, transgenic animals, gene therapy and recombination and is an inventor in 8 U.S. patents and many patent applications.  He co-edited the 1993 book “Molecular Basis of Human Cancer.”

Francois Wilhelm, M.D., Ph.D. (Chief Medical Officer) has 23 years of global clinical development experience covering all phases of drug development and post-marketing in Europe (Hoffmann-La Roche) and in the US (Fujisawa, Pfizer, Procter & Gamble, Akros Pharma, Johnson and Johnson). He has led clinical development programs in Oncology-Hematology, Immunology, Inflammation, Virology, Bone metabolism, Endocrinology, Woman’s health, Coagulation and Lipid metabolism. He has more than 30 publications. Dr. Wilhelm is responsible for the clinical development of the Onconova’s drug candidates.

Manoj Maniar, Ph.D. (Sr. Vice President, Product Development) has developed and commercialized several pharmaceutical products and medical devices during his career. Previously, Dr. Maniar was with SRI International, where he held the position of Senior Director, Formulation and Drug Development. He has authored more than 75 patents, publications, and presentations in the field of pharmaceutical sciences.

Jim Altland (Sr. Vice President, Finance & Corporate Development) is a CPA in Ohio and is a graduate of the University of Akron. He was a Senior Partner of Tatum LLC, where in the Philadelphia office he was Practice Leader for the life science segment. Mr. Altland was CFO at LifeTime Pharmaceuticals and NorthStar Research & Development, Ltd. He is the former President and CEO of JRA Consulting, providing consulting services to early stage life science companies.

Company Description (see www.onconova.us for additional company information)

Onconova is a private clinical development stage biopharmaceutical company targeting therapeutic areas of significant unmet medical need, with a sharpened focus upon rapid approval and first-to-market positioning. Three clinical-stage products are being studied in Phase I & Phase II trials in 15 medical institutions in the U.S. and abroad. More than 250 patients and volunteers have been enrolled in these trials, establishing the safety, tolerability and efficacy of a first-in-class oncology product and the safety of a novel radiation protectant. Onconova is poised to initiate a pivotal NDA-seeking clinical trial for its lead anti-cancer compound and to obtain a government procurement contract for its radiation protection drug within the next twelve months.

Onconova’s most advanced anti-cancer drug is ON 01910.Na, currently undergoing Phase I & clinical trials. ON 01910.Na has shown remarkable evidence of clinical activity in myelodysplastic syndromes (MDS) in multi-center proof-of-concept studies. The U.S. Food & Drug Administration (FDA) has designated ON 01910.Na as an Orphan Drug for treatment of MDS. Plans for a Special Protocol Assessment (SPA) of a Phase II/III pivotal clinical trial in MDS patients are underway.

Ex-RAD is a radiation mitigation drug being developed in collaboration with the U.S. Department of Defense. Two Phase 1 clinical safety trials with healthy volunteers have been completed.

A second anti-cancer agent, ON 013105, has entered Phase I dose escalation safety trials, with an initial focus on lymphoma patients.

The Onconova product pipeline is supported by several pre-clinical candidates, a proprietary medicinal chemistry library, more than 100 issued patents, and a highly focused internal R&D engine.

Onconova has secured more than $85 Million from institutional and individual investors, with a significant contribution from non-dilutive grants and Government contracts.

Scientific Advisory Board (see http://www.onconova.com/aboutus.shtml for biosketches)

Clinical Advisory Board

Jerome E. Groopman, M.D., Chairman	Beth Israel Deaconess Medical Center
Ross C. Donehower, M.D.	Johns Hopkins Hospital
James F. Holland, M.D.	Mount Sinai Medical Center
Stephen C. Nimer, M.D.	Memorial Sloan Kettering Cancer Center
Gail Eckhardt, M.D.	University of Colorado
Mark Ratain, M.D.	University of Chicago
David Parkinson, M.D.	Nodality, Inc.

Scientific Advisory Board
Hilary Koprowski, M.D.	Thomas Jefferson University
Peter Nowell, M.D.	University of Pennsylvania
Anna Marie Skalka, Ph.D.	Fox Chase Cancer Center
George Vande Woude, Ph.D.	Van Andel Research Institute
Peter Vogt, Ph.D.	Scripps Institute

Financial Information

Onconova Therapeutics, Inc. has raised over ** million of equity capital and over ** million of non-dilutive funding since being founded in December 1998. As of **, Onconova has approximately ** million of fully diluted Convertible Preferred and Common Stock shares outstanding. With over ** investors, Onconova is currently in the process of completing a ** Series G Convertible Preferred Stock Offering.

Company Intellectual Property

ON 01910.Na Barriers to Entry: Patents and Orphan Drug Designation

Onconova scientists have pioneered the synthesis and screening of styryl benzylsulfones, a new chemotype and the basis for ON 01910.Na. Many aspects of ON 01910.Na are covered by patents and patent applications broadly covering composition of matter, intermediates, processes of synthesis, formulation, and methods of treatment for cancer and proliferative disorders. Applications are filed world-wide. **.

The barrier to entry for our products spans well beyond the protection of the chemical composition.  We have sought coverage of novel formulations, method of treatment and combination therapy with various drugs.  We employ a layered multi-claim strategy in our patent applications, permitting divisional applications and expansion of coverage.

We have also provided for market exclusivity (for seven years after approval) by seeking Orphan Drug designation for ON 01910.Na in specific indications. In October 2009, the U.S. FDA granted Orphan Drug designation of ON 01910.Na for treatment of MDS.

A summary of patents and patent applications concerning ON 01910.Na is provided below. Patents and applications are available upon request.

Patents and patent applications relevant to ON 01910.Na

Application No.	Filed	Specifications/Claims	Comment/Status
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**
**	**	**	**

Competitive Intellectual Property Landscape

**.

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

ADDITIONAL INFORMATION

Citations:

Appendix 1: 2006 International Working Group (IWG) criteria

Appendix 2: World Health Organization (WHO) criteria

Appendix 3: French-American-British (FAB) classification

LITERATURE CITATIONS

Appendix 1: 2006 IWG Response Criteria for MDS

Category	Hematologic Response Response Criteria (responses must last at least 4 weeks)(a)
Complete remission (CR)	Bone marrow: <5% myeloblasts with normal maturation of all cell lines.
Persistent dysplasia will be noted (dysplastic changes should consider the normal range of dysplastic changes.)
Peripheral blood:
• Hemoglobin (Hgb) >110 g/L (untransfused, patient not on erythropoietin)

• Neutrophils >1.0 x 109/L (not on myeloid growth factor)

• Platelets >100 x 109/L (not on a thrombopoietic agent)

• Blasts 0%;

Partial remission (PR)	All CR criteria (if abnormal prior to treatment), except:
Bone Marrow blasts decreased by >50% compared with pretreatment but still >5%.
Cellularity and morphology not relevant.

Marrow CR	Bone marrow: < 5% myeloblasts and decrease by >50% over pretreatment Peripheral blood: if hematologic improvement (HI) responses, they will be noted in addition to the marrow CR

Stable disease (SD)	Failure to achieve at least PR, but no evidence of progression for >8 weeks.

Failure

Death during treatment or disease progression characterized by worsening of cytopenias, increase in percentage of bone marrow blasts, or progression to an MDS FAB subtype more advanced than pretreatment.

Relapse after CR or PR	At least one of the following:
• Return to pretreatment bone marrow blast percentage

• Decrement of >50% from maximum remission/response levels in granulocytes or platelets

• Reduction in hemoglobin concentration by >1.5 g/L or transfusion dependence.(b)

Cytogenetic response	Complete: Disappearance of the chromosomal abnormality without appearance of new ones Partial: At least 50% reduction of the chromosomal abnormality

Disease progression	For patients with:

Less than 5% blasts: >50% increase in blasts to >5% blasts

5%-10% blasts: >50% increase in blasts to >10% blasts

10%-20% blasts: >50% increase in blasts to >20% blasts

20%-30% blasts: >50% increase in blasts to >30% blasts

Any of the following:
At least >50% decrement from maximum remission/response levels in granulocytes or platelets
Reduction in hemoglobin concentration by >2 g/dL
Transfusion dependence(b)

(a)         For a designated response (CR, PR), relevant response criteria must be noted on at least 2 successive determinations at least 1 week apart after an appropriate period following therapy (e.g., 1 month or longer).

(b)         In the absence of another explanation, such as acute infection, gastrointestinal bleeding, hemolysis, etc.

Hematologic Improvement*	Response Criteria (responses must last at least 8 weeks)(a)
Erythroid response (pretreatment, < 11 g/dL)

Hgb increase by >1.5 g/dL

Relevant reduction of units of red blood cell (RBC) transfusions by an absolute number of at least 4 RBC transfusions/8 wk compared with the pretreatment transfusion number in the previous 8 wk. Only RBC transfusions given for a Hgb of < 9.0 g/dL pretreatment will count in the RBC transfusion response evaluation.

Platelet response (pretreatment, < 100 x 109/L)	Absolute increase of > 30 x 109/L for patients starting with >20 x 109/L
Increase from < 20 x 109/L to >20 x 109/L and by at least 100%

Neutrophil response	At least 100% increase and an absolute increase >0.5 x 109/L.
(pretreatment, < 1.0 x 109/L)

Progression or relapse after HI	At least 1 of the following:
At least 50% decrement from maximum response levels in granulocytes or platelets
Reduction in Hgb by >1.5 g/dL
Transfusion dependence

* Pretreatment counts averages of at least 2 measurements (not influenced by transfusions) >1 week apart (modification)

(a)  For a designated response (CR, PR), relevant response criteria must be noted on at least 2 successive determinations at least 1 week apart after an appropriate period following therapy (e.g., 1 month or longer).

(b)  In the absence of another explanation, such as acute infection, gastrointestinal bleeding, hemolysis, etc.

Reference: Cheson et al. 2006

Appendix 2: WHO Diagnostic Criteria for MDS

Once a diagnosis of MDS is established, 8 subtypes of MDS are recognized in the WHO classification that are distinguished by the percentage of myeloblasts, the presence of ringed sideroblasts, number of dysplastic lineages, and karyotype as summarized in the following table (Brunning et al, 2008).

WHO Classification and Criteria for MDS

MDS Subtype	Blood Findings	Bone Marrow Findings
Refractory anemia (RA)	Anemia	Erythroid dysplasia only
	No or rare blasts	<5% blasts
<15% ringed sideroblasts

Refractory anemia with ringed sideroblasts (RARS)	Anemia No blasts	Erythroid dysplasia only >15% ringed sideroblasts
<5% blasts

Refractory cytopenia with multilineage dysplasia (RCMD)	Cytopenias (bi- or pancytopenia) No or rare blasts No Auer rods <1 x 109/L monocytes	Dysplasia in >10% of cells in 2 or more myeloid cell lines <5% blasts in marrow No Auer rods <15% ringed sideroblasts

Refractory cytopenia with multilineage dysplasia and ringed sideroblasts (RCMD-RS)	Cytopenias (bi- or pancytopenia) No or rare blasts	Dysplasia in >10% of cells in 2 or more myeloid cell lines
	No Auer rods	>15% ringed sideroblasts
	<1 x 109/L monocytes	<5% blasts
No Auer rods

Refractory anemia with excess blasts-1 (RAEB-1)	Cytopenias	Unilineage or multilineage dysplasia
	<5% blasts	5% to 9% blasts
No Auer rods
	<1 x 109/L monocytes	No Auer rods

Refractory anemia with excess blasts-2 (RAEB-2)	Cytopenias	Unilineage or multilineage dysplasia
	<5% to 19% blasts	10% to 19% blasts
Auer rods ±
	<1 x 109/L monocytes	Auer rods ±

Myelodysplastic syndrome, unclassified (MDS-U)	Cytopenias No or rare blasts	Unilineage dysplasia in granulocytes or megakaryocytes
	No Auer rods	<5% blasts
No Auer rods

MDS associated with isolated del(5q)	Anemia <5% blasts	Normal to increased megakaryocytes with hypolobated nuclei
	Platelets normal or increased	<5% blasts
No Auer rods

Isolated del(5q)

Appendix 3: FAB Classification

Once a diagnosis of MDS is established, 5 subtypes of MDS are recognized in the FAB classification that are distinguished by the percentage of myeloblasts, presence or absence ringed sideroblasts (i.e., erythroid precursors with iron deposits surrounding the nucleus), or a monocytosis, as summarized in the following table (Bennett et al. 1976, Bennett et al. 1982).

FAB Classification of MDS

	% Myeloblasts		% Ringed	Monocytes
FAB Category	Bone Marrow	Blood	Sideroblasts	>1 x 109/L
Refractory anemia (RA)	<5	<1	<15	-
RA with ringed sideroblasts (RARS)	<5	<I	>15	-
RA with excess blasts (RAEB)	5 - 20	<5	Variable	-
Chronic myelomonocytic leukemia (CMML)	<20	<5	Variable	+
RAEB in transformation (RAEB-t)	21 - 30	>Auer rods	Variable	+/-

LITERATURE CITATIONS:

Bello CM, Yu D, Zhu W, Wetzstein GA, Lancet JE (2009) Outcomes following induction chemotherapy in patients with AML arising from MDS: Analysis of prognostic factors. J Clin Oncol 27, Abstract #7088.

Bennett JM, Catovsky D, Daniel MT, Flandrin G, Galton DA, Gralnick FIR, Sultan C (1976) Proposals for the classification of the acute leukaemias. French-American-British (FAB) cooperative group. Br J Haematol 33, 451-458.

Bennett JM, Catovsky D, Daniel MT, Flandrin G, Galton DA, Gralnick HR, Sultan C (1982) Proposals for the classification of the myelodysplastic syndromes. Br J Haematol 51, 189-199.

Brunning RD, Orazi A, Porwit A (2009) Myelodysplastic Syndromes/Neoplasms, Overview. In ‘WHO Classification of Tumours of Haematopoietic and Lymphoid Tissues’. (Ed. CE Swerdlow S.H., Harris N.L., Jaffe E.S., Pileri S.A., Stein H., Thiele J., Vardiman J.W.) pp. 88-93. (IARC Press: Lyon).

Chapman CM, Perez-Galen P & Wiestner A (2009) ON 01910.Na, a novel clinical grade PLK-1 inhibitor, selectively induces apoptosis in human B cell chronic lymphocytic leukemia

(B-CLL). Proceedings of the 100th Annual Meeting of the American Association for Cancer Research, Abstract #3654.

Cheson BD, Greenberg PL, et al. (2006) Clinical application and proposal for modification of the International Working Group (IWG) response criteria in myelodysplasia. Blood 108, 419425.

Goldberg SL, Mody-Patel N & Chen ER. (2008). Clinical and Economic Consequences of Myelodysplastic Syndromes in the United States: An Analysis of the Medicare Database Blood 112, Abstract #636.

Jabbour E, Garcia-Manero G, Shan J, O’Brien S, Cortes J, Ravandi F, Issa J-PJ, Kantarjian HM (2008) Outcome of Patients (pts) with Myelodysplastic Syndrome (MDS) and Chronic Myelomonocytic Leukemia (CMML) Post Decitabine Failure. Blood 112, Abstract #1659.

Jimeno A, Li J, Messersmith WA, Laheru D, Rudek MA, Maniar M, Hidalgo M, Baker SD, Donehower RC (2008) Phase I study of ON 01910.Na, a novel modulator of the Polo-like kinase 1 pathway, in adult patients with solid tumors. J Clin Oncol 26, 5504-5510.

Prasad A, Park IW, Allen H, Zhang X, Reddy MV, Boominathan R, Reddy EP & Groopman JE (2009) Styryl sulfonyl compounds inhibit translation of cyclin D1 in mantle cell lymphoma cells. Oncogene 28, 1518-1528.

Preda A, Ohnuma T, Jiang J-D, Holland JF, Reddy EP (2006) Cross-resistance to ON01910.Na among drug-resistant human tumor cell lines Proc Amer Assoc Cancer Res 47:Abstract #4707.

Raza A, Galili N, Ali MS, Ali F, Goodman A, Qasim SA, Wilhelm F (2009) Initial Evaluation of a 48-h Continuous Intravenous Infusion Weekly Regimen of ON 01910.Na in Advanced Myelodysplastic Syndrome (MDS). Blood 114, Abstract #3815.

Schöffski P (2009) Polo-like kinase (PLK) inhibitors in preclinical and early clinical development in oncology. Oncologist 14, 559-570.

Shenoy A, Pfannes L, Wilhelm F, Young NS & Sloand EM. (2008). Suppression of Cyclin D1 (CDI) by ON 01910.Na is Associated with Decreased Survival of Trisomy 8 Myelodysplastic Bone Marrow: A Potential Targeted Therapy for Trisomy 8 Blood 112, Abstract #1651.

Sloand EM, Olnes MJ, Galili N, Shenoy A, Pfannes L, Wilhelm F, Weinstein B, Scheinberg P, Groopman JE & Raza A (2009) ON 01910.Na Suppresses Cyclin DI Accumulation in trisomy 8 Myelodysplastic Syndromes Patients While Decreasing Bone Marrow CD34+ Blast Counts and Aneuploid Clone Size. Blood 114, Abstract #120.

Sloand EM, Pfannes L, Chen G, Shah S, Solomou EE, Barrett J & Young NS. (2007). CD34 cells from patients with trisomy 8 myelodysplastic syndrome (MDS) express early apoptotic markers but avoid programmed cell death by up-regulation of antiapoptotic proteins. Blood 109, 2399-2405.

Soper DM, Huang YW, Wilhelm F, Cosenza S, Reddy EP, Cesano A, Greenberg PL & Fantl WJ. (2009). Single Cell Network Profiling (SCNP) to Evaluate the Mechanism of Action of ON 01910.Na, a Novel Clinical Trial Stage Compound. Blood 114, Abstract #3827.

EXHIBIT B

Letter Of Intent

Therapy Acceleration Program
Biotechnology Accelerator
Project Proposal
Version 1.4

Mar 18 2010

[ILLEGIBLE]

March 15, 2010

Ramesh Kumar, Ph.D

Chief Executive Officer

Onconova

375 Pheasant Run

Newtown, PA 18940

Re: Letter of Intent for Negotiating Definitive Agreement

Dear Dr. Kumar:

The governing committee of The Leukemia & Lymphoma Society’s Therapy Acceleration Program has recommended that The Leukemia & Lymphoma Society move forward and begin with this letter of intent (“LOI”) to outline the general terms of a proposed collaboration between The Leukemia & Lymphoma Society with its principle place of business at 1311 Mamaroneck Avenue, White Plains, NY 10605 (“LLS”) and Onconova with its principle place of business at 375 Pheasant Run, Newtown, PA 18940 (“Onconova”) regarding the project titled “Approval Track (pivotal) Clinical Trial of ON 01910.Na in High Risk Myelodysplastic Syndromes (MDS), Patients Refractory to Hypomethylating Agents,” (“Research Project”).

This LOI is to facilitate further discussions and to serve as the basis for a definitive agreement (“Definitive Agreement”) that will govern the parties’ legal rights and obligations in connection with the Research Project. LLS’s timeline for funding the Research Project will commence upon execution of the Definitive Agreement.

**.

2.     Definitive Agreement. The principal business terms of the Research Project (including those set forth in paragraph 1 above) will be embodied in the Definitive Agreement and will include the elements put forth in Onconova’s original proposal, outline the responsibilities of the parties and include customary legal and commercial terms for agreements of this type.

The following summarizes the key elements (but not all elements), to be drafted and agreed to in the Definitive Agreement:

•                  Go/No-Go Decision Points (DPs):  These are critical time points, mutually agreed upon, where together with the Research Advisory Committee (RAC) we determine the viability of moving forward with success. Such DPs may include approval of the SPA, number of trial sites on board by specified time points, number of IRB approvals, patient accrual rates, and similar clinical requirements;

•                  Funding payments tied to the achievement of Milestones:  These too are mutually agreed upon, and reviewed and monitored by the Research Advisory Committee (RAC). Examples of Milestones may include first patient enrolled, tenth site signed on, 15th IRB approval, a clinical trial report etc. The goal is to ensure that Onconova is funded properly in a manner that enables them to spread resources to achieve their Milestones;

•                  Specific Deliverables:  These are reports such as quarterly reports, financial reports and clinical updates that are also tied into the release of funding in a tranche manner. Our accountants use these Deliverables to ensure LLS meets its audit requirements as it disperses funding.

•                  A schedule of quarterly RAC meetings in which together we review progress, assess challenges and discuss ways to overcome obstacles to success;

•                  Diligence requirements to move forward with commercialization efforts provided positive clinical endpoints are achieved;

•                  A negotiated Return on Investment for LLS that does not hinder Onconova’s ability to partner yet provides the possibility of a revenue stream that enables LLS to continue to fund companies with compounds showing great promise for patients with blood cancer.

3.     Negotiations.  Upon execution of this LOI, Onconova agrees to provide LLS with a report on progress preparing for the Research Project. The parties further agree to use their good faith efforts to negotiate the Definitive Agreement embodying the principal terms within forty-five days, of the execution of this Letter of Intent but in no event later than May 5, 2010

4.     Confidentiality.  The parties have executed a Mutual Nondisclosure Agreement dated April 6, 2009 (the “NDA”). The parties agree to treat this LOI (including, without limitation, the principal business terms) as confidential information (“Confidential Information”) of both parties pursuant to the terms of the NDA and further agree, subject to obligations under the law, not to make any public announcement concerning this LOI, discussions between the parties or the substance thereof. Information disclosed related to this LOI shall be governed by the NDA. For the avoidance of doubt, all information to which LLS has access to during its due diligence shall be the Confidential Information of Onconova and shall be subject to the terms of the NDA.

5.     Relationship of the Parties. This LOI does not constitute a binding agreement between the parties, other than with respect to the terms set forth in paragraph 3 and 4 herein. The parties further acknowledge and agree that this LOI does not constitute an offer, acceptance, commitment, representation or contract to buy or sell any products and is not meant to describe all of the terms and conditions of the Research Project of which shall be set forth in the Definitive Agreement

6.     Governing Law.  This LOI will be governed and construed in accordance with the laws of the State of New York, without regard to or application of its conflicts of laws rules or principles.

7.     Letter Of Intent.  This LOI constitutes the basis on which a Definitive Agreement will be negotiated with respect to the subject matter of the LOI and supersedes any prior agreements between the parties with respect to such subject matter.

If the terms are acceptable, please sign and return one copy to LLS and keep a copy for your records.  We look forward to finalizing the Definitive Agreement and enhancing the relationship between our respective companies.

Sincerely,

ACCEPTED BY: THE LEUKEMIA & LYMPHOMA SOCIETY, INC.

/s/ James T. Nangle
James T. Nangle, Chief Financial Officer (Authorized Signature)

James T. Nangle
Printed Name and Title

3/12/10
Date of Execution

ACCEPTED BY: ONCONOVA THERAPEUTICS, INC.

/s/ Ramesh Kumar
Authorized Signature

Ramesh Kumar, President & CEO
Printed Name and Title

March 19, 2010
Date of Execution

AMENDMENT TO LETTER OF INTENT BETWEEN
LEUKEMIA & LYMPHOMA SOCIETY AND ONCONOVA THERAPEUTICS

This Amendment to the Letter of Intent between LEUKEMIA & LYMPHOMA SOCIETY (“LLS”) and ONCONOVA THERAPEUTICS (“Company”) is entered into on this the 5th day of May, 2010 by and between LLS and Company.

WHEREAS the Parties have executed a Letter of Intent (“LOI”) dated March 19, 2010 to negotiate in good faith for a Definitive Agreement for the Research Project titled “Approval Track (pivotal) Clinical Trial of ON 01910.Na in High Risk Myelodysplastic Syndromes (MDS), Patients Refractory to Hypomethylating Agents;” and

WHEREAS the Parties desire to extend the term of the negotiating period agreed to in the LOI as described below.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties do hereby amend the LOI as follows:

1.             Section 3 of the LOI, Negotiations is revised and restated as follows: “Upon execution of this LOI, Onconova agrees to provide LLS with a report on progress preparing for the Research Project. The parties further agree to use their good faith efforts to negotiate the Definitive Agreement embodying the principal terms within ** days of the execution of this Letter of Intent but in no event later than May 12, 2010.

Except as otherwise provided in this Amendment, the terms of the LOI shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first above written.

LEUKEMIA & LYMPHOMA SOCIETY		ONCONOVA THERAPEUTICS

By:	/s/ Louis J. DeGennaro	By:	/s/ Ramesh Kumar, Ph.D.

Printed Name: Louis J. DeGennaro		Printed Name: Ramesh Kumar, Ph.D.

Title: Executive Vice President		Title: President and CEO

Date: May 5, 2010		Date: May 5, 2010

EXHIBIT C

Deliverables, Milestones and Payments

LLS and Company agree to the following provisions regarding timelines, Deliverables, Milestones and Payments in performance of the Research Program under the terms of the Agreement.

1.             Timelines.

1.1          Definition.  A timeline is a linear, chronological representation of key events or steps along the Term of this Agreement whereby the Parties measure progress toward the goals of the Research Program.  The timeline is a pictorial representation of the anticipated Deliverables, Milestones and Payments to Company by LLS.

1.2          Overview of Research Program Timeline.  The following timeline represents the Company’s best estimate for achieving site initiation, follow-up and study reports.  In order to maintain maximum flexibility of the Research Program, the timeline and associated Deliverables, Milestones and Payments may be revised by mutual agreement of the Parties.

Timeline for Site Initiation, Follow-up, and Study Report for Approval Track Clinical Trial of ON 01910.Na in High Risk Myelodysplastic Syndromes (MDS) Patients Refractory to Hypomethylating Agents.

1.3          Timeline of Deliverables, Milestones and Payments.  The Parties agree that the following is a representation of key events during the Term of this Agreement, whereby Deliverables, Milestones and Payments are represented by single letter designations (“D”, “M”, and “P”, respectively).  Numbers that follow the single letter designations represent the consecutive order of the Deliverables, Milestones or Payments.

2.                                    **

**                                  **

**	**	**
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**

3.                                    **

**                                  **

**                                  **

**	**	**
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**
**	**	**

4.                                    **

**                                  **

**	**
**	**
**	**
**	**
**	**
**	**
**	**
**	**
**	**
**	**

EXHIBIT D

Research Advisory Committee

Company:

Ramesh Kumar, PhD

Francoise Wilhelm, MD., PhD

LLS:

James Kasper, M.S.

Louis J. DeGennaro, PhD